Exhibit 99.1

STAAR Surgical Reports Second Quarter 2023 Results

Record ICL Sales of $93.1Million Up 19% Y/Y

LAKE FOREST, CA, August 2, 2023 — STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today reported financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Overview

•	Net Sales of $92.3 Million Up 14% includes a $0.7 Million sales reduction related to Other Products

•	Record ICL Sales of $93.1 Million Up 19% Y/Y and Up 20% Y/Y in Constant Currency

•	ICL Units Up 21% Y/Y

•	Gross Margin at 76.6% vs. 78.8% in the Prior Year Quarter

•	Net Income of $0.12 per Share vs. $0.26 per Share in the Prior Year Quarter

•	Cash, Cash Equivalents and Investments Available for Sale Ended the Quarter at $209.5 Million

•	Accounting adjustments related to Other Products resulted in Adjusted Net Sales of $93.0 Million; Adjusted Gross Profit Margin of 79.8% and Adjusted Net Income for ICL of $0.19 per Share.

“Record second quarter global ICL sales of $93.1 million up 19%, were driven by strength in our APAC region which generated 26% ICL sales growth,” said Tom Frinzi, President and CEO of STAAR Surgical. “The peak implant season for our proprietary family of EVO ICL lenses in China, the largest market for refractive procedures in the world, had a strong start in June, during which I had the pleasure of working with our team on the ground for several days. In APAC geographies, EVO has a strong market position and a long runway for growth. In the nascent U.S. market, ICL growth exceeded industry trends and although below our expectations we remain confident this market will achieve the growth levels we have seen in our other target markets. In the U.S. ICL sales were up 10% in the second quarter as compared to refractive industry procedures which were down 15%.1 We have taken a number of steps and implemented initiatives that we expect will accelerate EVO adoption in the U.S. as we exit 2023 and beyond.”

Mr. Frinzi continued, “Given increased conservatism related to the global environment, and a revised near-term outlook for U.S. growth, we are updating our fiscal 2023 ICL sales outlook to a range of approximately $320 million to $325 million. At the mid-point of the range, our outlook represents approximately 20% growth over fiscal 2022 ICL sales of approximately $270 million. The actions we are taking, and the feedback from our customers and their happy EVO patients, make us confident that we will continue to build upon our position as the fastest growing company within the refractive industry in our target markets.”

Financial Overview – Q2 2023

During the quarter, the Company recorded various accounting adjustments related to its Other Products, specifically its non-core Cataract IOL business which the Company had previously announced it will no longer support after fiscal 2023. These adjustments included a $0.7 million reduction in net sales related to sales return reserve of certain IOL products; $2.8 million in inventory reserves related to IOL products; $0.2 million impairment of intangible assets; and a $0.4 million tax benefit; in each case related to Other Products. Please refer to the reconciliation of GAAP to Non-GAAP in the Financial Metrics Excluding Other Product Cataract IOL Adjustments table for the impact on various financial measures.

Net sales were $92.3 million for the second quarter of 2023, up 14% compared to $81.1 million reported in the prior year quarter. The sales increase in the second quarter was driven by ICL sales growth of 19% and ICL unit growth of 21%, both as compared to the prior year period. In addition to the markets noted above, ICL units in EMEA markets were down 23% (with European markets up 6%, Latin America markets up 19%, and Middle East markets down 67%), primarily due to an inability to ship ICLs into one country as a result of changes in product labeling requirements. Other Product sales for the second quarter of 2023 were ($0.8) million compared to $3.2 million in the prior year quarter, reflecting a $2.5 million reduction in Cataract IOL sales and a $1.5 million decrease in other product sales due to decreased sales of cataract injector parts and sales return reserves related to Cataract IOLs. Adjusted Net Sales which reflects an adjustment for the $0.7 million reduction related to sales return reserve for Other Products was $93.0 million for the second quarter.

Gross profit margin for the second quarter of 2023 was 76.6% compared to the prior year quarter of 78.8%. Factors impacting gross margin in the second quarter of 2023, as compared to the prior year quarter include inventory reserves related to the Other Products Cataract IOL business. Adjusted Gross Profit Margin which reflects an adjustment for the $2.8 million in inventory reserves related to Other Products was 79.8% for the second quarter.

Operating expenses for the second quarter of 2023 were $62.1 million compared to the prior year quarter of $46.9 million. General and administrative expenses were $18.1 million compared to the prior year quarter of $14.0 million. The increase in general and administrative expenses was due to increased compensation related expenses, outside services and facilities costs. Selling and marketing expenses were $32.3 million compared to the prior year quarter of $24.2 million. The increase in selling and marketing expenses is due to increased advertising and promotional activities, compensation related expenses, trade shows and sales meetings. Research and development expenses were $11.8 million compared to the prior year quarter of $8.6 million. The increase in research and development expenses is due to increased compensation related expenses and clinical trial expenses related to U.S. post-approval studies. Adjusted Operating expenses which reflects an adjustment for the $0.2 million impairment of intangible assets related to Other Products was $62.0 million.

Net income for the second quarter of 2023 was $6.1 million or $0.12 per diluted share compared with net income of $13.0 million or $0.26 per diluted share for the prior year quarter. The year over year decrease in net income is attributable to higher operating expenses partially offset by higher gross profit and interest income. Adjusted Net Income for the second quarter of 2023 was $19.7 million or $0.40 per diluted share compared to $20.7 million or $0.42 per diluted share for the prior year quarter. This includes $3.3 million reduction in net income or $(0.07) per diluted share resulting in Adjusted Net Income for ICL of $9.4 million or $0.19 per diluted share for the second quarter.

Cash, cash equivalents, and investments available for sale at June 30, 2023, totaled $209.5 million, compared to $225.5 million at end of the fourth quarter of 2022.

[1]	Refractive Surgery Council, RSC Quarterly Statistical Program, Q2 2023 Report, U.S. refractive procedure volumes down 14.9% Y/Y in Q2 2023 and down 9.1% sequentially from Q1 2023.

Conference Call

The Company will host a conference call and webcast today, Wednesday, August 2 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 99981426), please dial 888-259-6580 for domestic participants and 206-962-3782 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Replay Code 981426) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 877-674-7070 for domestic callers and 416-764-8692 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental Non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

“Adjusted Net Income” and “Adjusted Net Income for ICL” exclude the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): Cataract IOL sales return reserve, Cataract IOL inventory reserve, Cataract IOL intangible impairment, income tax benefit on Cataract IOL Adjusted Net Income also excludes gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments (if any). Management believes that “Adjusted Net Income” and “Adjusted Net Income for ICL” are useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has excluded accounting adjustments related to exiting the Company’s non-core Cataract IOL business. These accounting adjustments include sales returns reserve, excess inventory reserves, an impairment charge related to cataract IOLs and the associated tax benefit of these adjustments. The Company has excluded these items in order to focus on its core ICL business as the Company will continue tapering the manufacturing of cataract IOLs, though it will continue to support these products through the end of 2023, as supplies permit. Management believes that disclosing Adjusted Net Income and Adjusted Net Income for ICL excluding these accounting adjustments is useful to investors in gauging the performance of its core ICL business.

For the reasons referenced above in connection with calculating Adjusted Net Income and Adjusted Net Income for ICL, management also supplements the Company’s GAAP consolidated financial statements and GAAP financial measures with other Non-GAAP financial measures, comprising of Adjusted Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit Margin, Adjusted Operating Expenses, Adjusted Income Tax Provision, which in each case exclude the impact of any accounting adjustments related to the exiting of the Company’s non-core Cataract IOL business. The Company believes that these Non-GAAP financial measures provide additional insight into the ongoing financial results of its business which investors find useful to gauge the performance of its core ICL business.

Management has also excluded from the calculation of Adjusted Net Income gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized. In calculating Adjusted Net Income, STAAR excludes stock-based compensation expenses and valuation allowance adjustments (if any) because they are non-cash expenses and because of the considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company’s performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this Non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the Non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company’s performance without the external effect of changes in relative currency values. The table provided in this press release shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting Non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 2,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2023 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, and any statements of assumptions underlying any of the foregoing, including those relating to financial performance in the quarter and fiscal year 2023. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 30, 2022 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

We intend to use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

CONTACT:	Investors and Media Brian Moore Vice President, Investor, Media Relations and Corporate Development (626) 303-7902, Ext. 3023 bmoore@staar.com

Consolidated Balance Sheets

(in 000’s)

Unaudited

ASSETS	June 30, 2023	December 30, 2022
Current assets:
Cash and cash equivalents	$94,695	$86,480
Investments available for sale	97,312	125,159
Accounts receivable trade, net	94,442	62,447
Inventories, net	25,482	24,161
Prepayments, deposits, and other current assets	16,072	13,476

Total current assets	328,003	311,723

Investments available for sale	17,525	13,902
Property, plant, and equipment, net	55,924	50,921
Finance lease right-of-use assets, net	257	342
Operating lease right-of-use assets, net	31,530	30,270
Intangible assets, net	—	173
Goodwill	1,786	1,786
Deferred income taxes	4,672	4,824
Other assets	954	957

Total assets	$440,651	$414,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,441	$11,576
Obligations under finance leases	162	169
Obligations under operating leases	4,013	3,524
Allowance for sales returns	6,653	5,706
Other current liabilities	31,925	30,741

Total current liabilities	54,194	51,716

Obligations under finance leases	125	210
Obligations under operating leases	28,189	27,136
Deferred income taxes	1,295	1,489
Asset retirement obligations	101	220
Pension liability	3,050	1,935

Total liabilities	86,954	82,706

Stockholders’ equity:
Common stock	485	482
Additional paid-in capital	419,594	404,189
Accumulated other comprehensive income (loss)	(2,521)	156
Accumulated deficit	(63,861)	(72,635)

Total stockholders’ equity	353,697	332,192

Total liabilities and stockholders’ equity	$440,651	$414,898

Consolidated Statements of Income

(In 000’s except for per share data)

Unaudited

	Three Months Ended						Six Months Ended
	% of Sales	June 30, 2023	% of Sales	July 1, 2022	Fav (Unfav)		% of Sales	June 30, 2023	% of Sales	July 1, 2022	Fav (Unfav)
					Amount	%					Amount	%
Net sales	100.0%	$92,306	100.0%	$81,101	$11,205	13.8%	100.0%	$165,834	100.0%	$144,301	$21,533	14.9%
Cost of sales	23.4%	21,580	21.2%	17,229	(4,351)	-25.3%	22.6%	37,546	21.6%	31,165	(6,381)	-20.5%

Gross profit	76.6%	70,726	78.8%	63,872	6,854	10.7%	77.4%	128,288	78.4%	113,136	15,152	13.4%

Selling, general and administrative expenses:
General and administrative	19.6%	18,097	17.2%	13,983	(4,114)	-29.4%	21.8%	36,195	18.0%	25,923	(10,272)	-39.6%
Selling and marketing	35.0%	32,277	29.9%	24,233	(8,044)	-33.2%	35.4%	58,631	28.8%	41,503	(17,128)	-41.3%
Research and development	12.7%	11,755	10.7%	8,636	(3,119)	-36.1%	13.3%	22,065	11.4%	16,577	(5,488)	-33.1%

Total selling, general, and administrative expenses	67.3%	62,129	57.8%	46,852	(15,277)	-32.6%	70.5%	116,891	58.2%	84,003	(32,888)	-39.2%
Operating income	9.3%	8,597	21.0%	17,020	(8,423)	-49.5%	6.9%	11,397	20.2%	29,133	(17,736)	-60.9%

Other income (expense), net:
Interest income, net	1.9%	1,775	0.1%	43	1,732	4027.9%	2.2%	3,597	0.0%	37	3,560	9621.6%
Loss on foreign currency transactions	-2.0%	(1,890)	-2.3%	(1,860)	(30)	-1.6%	-1.1%	(1,856)	-1.9%	(2,775)	919	33.1%
Royalty income	0.0%	0	0.2%	177	(177)	-100.0%	0.0%	0	0.3%	450	(450)	-100.0%
Other income, net	0.0%	10	0.1%	89	(79)	-88.8%	0.0%	73	0.1%	151	(78)	-51.7%

Total other income (expense), net	-0.1%	(105)	-1.9%	(1,551)	1,446	93.2%	1.1%	1,814	-1.5%	(2,137)	3,951	184.9%

Income before provision for income taxes	9.2%	8,492	19.1%	15,469	(6,977)	-45.1%	8.0%	13,211	18.7%	26,996	(13,785)	-51.1%
Provision for income taxes	2.6%	2,428	3.0%	2,431	3	0.1%	2.7%	4,437	3.0%	4,356	(81)	-1.9%

Net income	6.6%	$6,064	16.1%	$13,038	$(6,974)	-53.5%	5.3%	$8,774	15.7%	$22,640	$(13,866)	-61.2%

Net income per share - basic		$0.13		$0.27				$0.18		$0.47

Net income per share - diluted		$0.12		$0.26				$0.18		$0.46

Weighted average shares outstanding - basic		48,418		47,889				48,333		47,822

Weighted average shares outstanding - diluted		49,516		49,223				49,524		49,264

Consolidated Statements of Cash Flows

(in 000’s)

Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Cash flows from operating activities:
Net income	$6,064	$13,038	$8,774	$22,640
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	1,285	1,030	2,398	2,024
Amortization of long-lived intangibles	164	7	171	15
Accretion/Amortization of investments available for sale	(841)	—	(1,824)	—
Deferred income taxes	18	—	75	—
Change in net pension liability	(614)	11	(627)	52
Stock-based compensation expense	8,423	5,754	14,488	9,648
Change in asset retirement obligation	(107)	—	(107)	—
Loss on disposal of property and equipment	24	—	24	—
Provision for sales returns and bad debts	1,381	994	1,004	800
Inventory provision	3,016	994	3,630	1,428
Changes in working capital:
Accounts receivable	(31,234)	(16,210)	(32,344)	(20,137)
Inventories	(462)	(342)	(4,382)	(1,825)
Prepayments, deposits and other current assets	1,584	2,245	(2,665)	(2,260)
Accounts payable	1,721	575	(1,447)	3,243
Other current liabilities	3,272	5,150	1,432	(6,992)

Net cash provided by (used in) operating activities	(6,306)	13,246	(11,400)	8,636

Cash flows from investing activities:
Acquisition of property and equipment	(3,014)	(5,271)	(5,915)	(7,810)
Purchase of investments available for sale	(15,157)	—	(42,602)	—
Proceeds from sale or maturity of investments available for sale	28,343	—	68,622	—

Net cash provided by (used in) investing activities	10,172	(5,271)	20,105	(7,810)

Cash flows from financing activities:
Repayment of finance lease obligations	(40)	(27)	(82)	(45)
Repurchase of employee common stock for taxes withheld	(135)	—	(1,984)	—
Proceeds from vested restricted stock and exercise of stock options	1,477	2,234	2,007	3,146

Net cash provided by (used in) financing activities	1,302	2,207	(59)	3,101

Effect of exchange rate changes on cash and cash equivalents	(441)	(759)	(431)	(1,143)

Increase in cash and cash equivalents	4,727	9,423	8,215	2,784
Cash and cash equivalents, at beginning of the period	89,968	193,067	86,480	199,706

Cash and cash equivalents, at end of the period	$94,695	$202,490	$94,695	$202,490

Reconciliation of Non-GAAP Financial Measure

Financial Metrics Excluding Other Product Cataract IOL Adjustmenrts

(in 000’s)

Unaudited

	Three Months Ended						Six Months Ended
	% of Sales	June 30, 2023	% of Sales	July 1, 2022	Fav (Unfav)		% of Sales	June 30, 2023	% of Sales	July 1, 2022	Fav (Unfav)
					Amount	%					Amount	%
Net sales:
Net sales, GAAP	100.0%	$92,306	100.0%	$81,101	$11,205	13.8%	100.0%	$165,834	100.0%	$144,301	$21,533	14.9%
Add: Cataract IOL sales return reserve		742		—	742			742		—	742

Adjusted Net sales, Non-GAAP	100.0%	$93,048	100.0%	$81,101	$11,947	14.7%	100.0%	$166,576	100.0%	$144,301	$22,275	15.4%

Cost of sales:
Cost of sales, GAAP	23.4%	$21,580	21.2%	$17,229	$(4,351)	-25.3%	22.6%	$37,546	21.6%	$31,165	$(6,381)	-20.5%
Less: Cataract IOL inventory reserve		(2,800)		—	2,800			(2,800)		—	2,800

Adjusted Cost of sales, Non-GAAP	20.2%	$18,780	21.2%	$17,229	$(1,551)	-9.0%	20.9%	$34,746	21.6%	$31,165	$(3,581)	-11.5%

Gross Profit Margin:
Gross Profit Margin, GAAP	76.6%	$70,726	78.8%	$63,872	$6,854	10.7%	77.4%	$128,288	78.4%	$113,136	$15,152	13.4%
Add: Cataract IOL sales return reserve		742		—	742			742		—	742
Add: Cataract IOL inventory reserve		2,800		—	2,800			2,800		—	2,800

Adjusted Gross Profit Margin, Non-GAAP	79.8%	$74,268	78.8%	$63,872	$10,396	16.3%	79.1%	$131,830	78.4%	$113,136	$18,694	16.5%

Operating expenses:
Operating expenses, GAAP	67.3%	$62,129	57.8%	$46,852	$(15,277)	-32.6%	70.5%	$116,891	58.2%	$84,003	$(32,888)	-39.2%
Less: Cataract IOL intangible impairment		(154)		—	154			(154)		—	154

Adjusted Operating expenses, Non-GAAP	66.6%	$61,975	57.8%	$46,852	$(15,123)	-32.3%	70.1%	$116,737	58.2%	$84,003	$(32,734)	-39.0%

Provision for income taxes:
Provision for income taxes, GAAP	2.6%	$2,428	3.0%	$2,431	$3	0.1%	2.7%	$4,437	3.0%	$4,356	$(81)	-1.9%
Add: Income tax benefit on Cataract IOL		405		—	(405)			405		—	(405)

Adjusted Provision for income taxes, Non-GAAP	3.0%	$2,833	3.0%	$2,431	$(402)	-16.5%	2.9%	$4,842	3.0%	$4,356	$(486)	-11.2%

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000’s)

Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net income (as reported)	$6,064	$13,038	$8,774	$22,640
Less
Cataract IOL sales return reserve	742	—	742	—
Cataract IOL inventory reserve	2,800	—	2,800	—
Cataract IOL intangible impairment	154	—	154	—
Income tax benefit on Cataract IOL	(405)	—	(405)	—

Adjusted net income for ICL	9,355	13,038	12,065	22,640
Less:
Foreign currency impact	1,890	1,860	1,856	2,775
Stock-based compensation expense	8,423	5,754	14,488	9,648

Net income (adjusted)	$19,668	$20,652	$28,409	$35,063

Net income per share, basic (as reported)	$0.13	$0.27	$0.18	$0.47
Cataract IOL sales return reserve	0.02	—	0.02	—
Cataract IOL inventory reserve	0.06	—	0.06	—
Cataract IOL intangible impairment	—	—	—	—
Income tax benefit on Cataract IOL	(0.01)	—	(0.01)	—

Adjusted net income for ICL per share, basic	0.19	0.27	0.25	0.47
Foreign currency impact	0.04	0.04	0.04	0.06
Stock-based compensation expense	0.17	0.12	0.30	0.20

Net income per share, basic (adjusted)	$0.41	$0.43	$0.59	$0.73

Net income per share, diluted (as reported)	$0.12	$0.26	$0.18	$0.46
Cataract IOL sales return reserve	0.01	—	0.01	—
Cataract IOL inventory reserve	0.06	—	0.06	—
Cataract IOL intangible impairment	—	—	—	—
Income tax benefit on Cataract IOL	(0.01)	—	(0.01)	—

Adjusted net income for ICL per share, diluted	0.19	0.26	0.24	0.46
Foreign currency impact	0.04	0.04	0.04	0.06
Stock-based compensation expense	0.17	0.12	0.29	0.19

Net income per share, diluted (adjusted)	$0.40	$0.42	$0.57	$0.71

Weighted average shares outstanding—Basic	48,418	47,889	48,333	47,822
Weighted average shares outstanding—Diluted	49,516	49,223	49,524	49,264

Note: Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000’s)

Unaudited

	Three Months Ended			July 1, 2022	As Reported		Constant Currency
Sales	June 30, 2023	Effect of Currency	Constant Currency		$ Change	% Change	$ Change	% Change
ICL	$93,112	$390	$93,502	$77,922	$15,190	19.5%	$15,580	20.0%
Cataract IOL	40	2	42	2,547	(2,507)	-98.4%	(2,505)	-98.4%
Other	(846)	(15)	(861)	632	(1,478)	-233.9%	(1,493)	-236.2%

Other Products	(806)	(13)	(819)	3,179	(3,985)	-125.4%	(3,998)	-125.8%

Total Sales	$92,306	$377	$92,683	$81,101	$11,205	13.8%	$11,582	14.3%

	Six Months Ended			July 1, 2022	As Reported		Constant Currency
Sales	June 30, 2023	Effect of Currency	Constant Currency		$ Change	% Change	$ Change	% Change
ICL	$163,737	$2,116	$165,853	$136,597	$27,140	19.9%	$29,256	21.4%
Cataract IOL	1,516	159	1,675	5,449	(3,933)	-72.2%	(3,774)	-69.3%
Other	581	112	693	2,255	(1,674)	-74.2%	(1,562)	-69.3%

Other Products	2,097	271	2,368	7,704	(5,607)	-72.8%	(5,336)	-69.3%

Total Sales	$165,834	$2,387	$168,221	$144,301	$21,533	14.9%	$23,920	16.6%